Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD POSTS 20TH CONSECUTIVE QUARTER OF COMPARABLE PERIOD GROWTH WITH FIRST QUARTER NET INCOME UP 80% ON 25% SALES INCREASE

Newport Beach, CA—May 12, 2004—American Vanguard Corporation (AMEX: AVD), today announced financial results for the first quarter ended March 31, 2004.

First Quarter Financial Highlights—versus fiscal 2003 first quarter

•	Net sales rose 25% to $34.2 million.

•	Operating income was up 88% to $3.9 million.

•	Net income increased 80% to $2.2 million or $.23 per diluted share.

Eric Wintemute, President and CEO of American Vanguard, stated, “We are extremely pleased with the results for the quarter and are delighted to start the year with another record period. Sales were essentially strong throughout our product portfolio, led by significantly higher sales from corn soil insecticides sold in our state-of-the-art SmartBox® delivery system. Due in part to the wide acceptance of SmartBox, we continue to gain market share in corn soil insecticides. Additionally, first quarter results reflect initial sales from our generic entrance into the pyrethroid Bifenthrin. This is a widely used insecticide with a market in excess of $100 million, and we are optimistic about its prospects.”

James Barry, Senior Vice President and CFO of American Vanguard, commented, “With regard to our balance sheet, we closed the quarter with $46.1 million in working capital, total debt of $43.0 million (including current installments), and shareholders’ equity of $51.8 million. We believe our financial position serves as a solid foundation to support our future growth.”

Mr. Wintemute concluded, “Based on the continued strong performance of our existing product lines, our active pursuit of acquisition and licensing opportunities, and our available manufacturing capacity, we are enthusiastic about American Vanguard’s short and long-term outlook. We are confident that we will achieve our previously announced goal of double-digit sales and net income growth in 2004, and look forward to updating you with our progress.”

Conference Call

Eric G. Wintemute, President & CEO, and James A. Barry, Senior Vice President & CFO, will conduct a conference call focusing on the financial results at 12:00 noon ET on Wednesday, May 12, 2004. Interested parties may participate in the call by dialing 973-317-5319 approximately 10 minutes before the call is scheduled to begin. The conference call will also be broadcast live over the Internet via the Investors section of the Company’s web site at www.american-vanguard.com. To listen to the live call please go to the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the Company’s web site.

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American Vanguard Corporation News Release

May 12, 2004

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. The Company’s basic strategy is to acquire brand name, niche product lines from larger companies that divest mature products to focus on newly discovered molecules. During 2003, American Vanguard was recognized as one of BusinessWeek’s Hot Growth Companies (#94), Fortune Small Business’ America’s 100 Fastest Growing Small Companies (#35) and Forbes’ Hot Shots: 200 Up and Coming Companies (#23). To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

CONTACT:	-OR-	AVD’S INVESTOR RELATIONS FIRM
American Vanguard Corporation		The Equity Group Inc.
Eric G. Wintemute, President & CEO		www.theequitygroup.com
James A. Barry, Senior Vice President & CFO		Lauren Barbera
(949) 260-1200		lbarbera@equityny.com
(212) 836-9610
Loren G. Mortman
(212) 836-9604

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American Vanguard Corporation News Release	Page 3
May 12, 2004

American Vanguard Corporation and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Three months ended March 31,
	2004	2003
Net sales	$34,219,000	$27,342,000
Cost of sales	19,029,000	15,974,000

Gross profit	15,190,000	11,368,000
Operating expenses	11,281,000	9,291,000

Operating income	3,909,000	2,077,000
Interest expense	314,000	267,000
Interest income	(1,000)	(8,000)
Interest capitalized	(15,000)	(142,000)

Income before income taxes	3,611,000	1,960,000
Income taxes	1,408,000	736,000

Net income	$2,203,000	$1,224,000

Earnings per common share (1)	$.25	$.14

Earnings per common share—assuming dilution (1)	$.23	$.13

Weighted average shares outstanding (1)	8,962,598	8,739,224

Weighted average shares outstanding—assuming dilution (1)	9,518,858	9,134,436

(1)	Retroactively restated to reflect a 3-for-2 stock split distributed on April 16, 2004, to common stockholders of record as of March 26, 2004.

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American Vanguard Corporation News Release	Page 4
May 12, 2004

2004 Summary Results of Operations

(Unaudited)

Three months ended March 31
Net sales	$34,219,000
Gross profit	15,190,000
Operating income	3,909,000
Net income	$2,203,000
EPS—basic	$.25
EPS—diluted	$.23
Weighted average shares outstanding	8,963,000
Weighted average shares outstanding assuming dilution	9,519,000

2003 Summary Results of Operations

(Quarterly Data—Unaudited)

	Three months ended March 31	Three months ended June 30	Three months ended Sept. 30	Three months ended Dec. 31	Fiscal 2003 (Audited)
Net sales	$27,342,000	$25,944,000	$32,948,000	$38,629,000	$124,863,000
Gross profit	11,368,000	11,953,000	14,857,000	20,696,000	58,874,000
Operating income	2,077,000	2,379,000	4,709,000	7,377,000	16,542,000
Net income	$1,224,000	$1,725,000	2,815,000	$4,499,000	$10,263,000
EPS—basic	$.14	.20	.32	$.50	$1.16
EPS—diluted	$.13	.19	.30	$.48	$1.10
Weighted average shares outstanding	8,739,000	8,741,000	8,825,000	8,940,000	8,811,000
Weighted average shares outstanding assuming dilution	9,134,000	9,246,000	9,248,000	9,434,000	9,314,000

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